UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2026

WEX Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hancock Street, Portland, Maine	04101
Address of Principal Executive Offices	Zip Code

Registrant’s telephone number, including area code

(207) 733-8171

(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2026, WEX Inc. (“WEX” or the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”), by and between WEX and Impactive Capital Master Fund LP, a Cayman Islands exempted limited partnership (collectively with its affiliates, “Impactive”).

Pursuant to the Cooperation Agreement, the Board of Directors of WEX (the “Board”) will (i) set the size of the Board to eleven directors as of the 2026 annual meeting of stockholders (the “Annual Meeting”), (ii) supplement the Company’s proxy statement for the Annual Meeting to include Kurt Adams and Ellen Alemany (the “Independent Director Nominees”) and Lauren Taylor Wolfe (the “Impactive Designee,” and together with the Independent Director Nominees, the “New Director Nominees”) as nominees of the Board for election at the Annual Meeting, and (iii) nominate each of the New Director Nominees, Daniel Callahan, Aimee Cardwell, David Foss, James Groch, Derrick Roman, Melissa Smith, Stephen Smith and Susan Sobbott for election to the Board at the Annual Meeting (collectively, the “2026 Slate”).

Further, the Cooperation Agreement provides that at the first regular meeting of the Board after the Annual Meeting (the “Board Meeting”), the Board will take necessary steps to separate the roles of Chair of the Board and Chief Executive Officer. At the Board Meeting, the Board will also determine the composition of the Audit Committee, Nominating and Governance Committee, Leadership Development and Compensation Committee, Technology and Cybersecurity Committee and the Finance Committee and select new committee chairs for each of the Nominating and Governance Committee and the Leadership Development and Compensation Committee. At the Board Meeting, the Board will appoint (i) Ms. Taylor Wolfe to the Nominating and Governance Committee and the Audit Committee, (ii) Ms. Alemany to the Nominating and Governance Committee and the Finance Committee, and (iii) Mr. Adams to the Leadership Development and Compensation Committee and the Technology and Cybersecurity Committee.

Until the earlier of the Nomination Termination Date and the Impactive Principal Termination Date (each as defined below) and as long as Impactive’s Net Long Position (as defined in the Cooperation Agreement) remains at or above the lesser of (x) three percent of the then-outstanding shares of WEX’s common stock, par value $0.01 per share (the “Common Stock”) and (y) 1,040,044 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations), in the event that any of the New Director Nominees is no longer able to serve as a director of WEX, Impactive would be entitled to designate a replacement candidate, subject to the approval of the Board (such replacement, a “Replacement Director”).

The Cooperation Agreement also contains customary voting commitment, standstill, non-disparagement and expense reimbursement provisions.

The Cooperation Agreement will terminate on the date that is the later of (i) the date that is thirty days prior to the advance notice deadline for director nominations for election to the Board at the 2027 annual meeting of stockholders (the “Nomination Termination Date”) and (ii) the date that is ten days after the Impactive Designee or any Replacement Director ceases to serve as a director on the Board (the “Impactive Principal Termination Date”), unless earlier terminated by mutual written agreement.

The Cooperation Agreement further provides that the Board will postpone the Annual Meeting, but will convene the Annual Meeting as promptly as possible, and in any event, prior to the Board Meeting.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 4, 2026, WEX issued a press release regarding the matters addressed in Item 1.01 and Item 8.01. A copy of the press release is furnished with this report as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or otherwise subject to the liability of such section. Furthermore, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, unless specifically identified as being incorporated by reference.

Item 8.01 Other Events.

On May 4, 2026, the Company announced that the Board has postponed the Annual Meeting from May 5, 2026 to May 14, 2026. The Company intends to file supplemental proxy materials which will contain information on the Cooperation Agreement, the New Director Nominees and other matters regarding the Annual Meeting. The Board determined to postpone the Annual Meeting in order to provide stockholders with additional time to review the Company’s supplemental proxy materials. There is no change to the record date for the Annual Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Cooperation Agreement dated May 3, 2026
99.1	Press Release of WEX Inc. dated May 4, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date: May 4, 2026	By:	/s/ Sara T.W. Trickett
Sara T.W. Trickett
Chief Legal Officer and Corporate Secretary

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